Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President,
Corporate Communications and Public Relations
(781) 741-4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS ANNOUNCES JANUARY COMPARABLE STORE SALES
INCREASE OF 0.8%, AS EXPECTED
Total Company Sales Rise 4%
Reconfirms Outlook for Fourth Quarter Earnings Per Share in the
Range of $0.35 — $0.37, At Least a 25% Increase Over Prior Year
     Hingham, MA, February 2, 2006 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for fiscal January, the four weeks ended January 28, 2006, increased 4% to $132.1 million from $126.5 million for the four weeks ended January 29, 2005. Comparable store sales increased 0.8% for the month.
     The Company also announced sales for the fiscal fourth quarter, the thirteen weeks ended January 28, 2006, increased 3% to $486.2 million compared to $470.7 million for the thirteen weeks ended January 29, 2005. Retail store sales increased 3% to $414.1 million compared to $401.0 million last year. Comparable store sales increased 1.6% for the thirteen-week period. Direct marketing sales increased 3% to $72.1 million from $69.7 million in the prior year.
     Sales for the fifty-two weeks ended January 28, 2006 increased 7% to $1,808.6 million from $1,697.8 million for the fifty-two weeks ended January 29, 2005. Retail store sales increased 6% to $1,543.6 million compared to $1,454.7 million last year. Comparable store sales increased 2.6% for the fifty-two week period. Direct Marketing sales increased 9% to $265.0 million compared to $243.1 million last year.
(continued)

     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “Our results were as anticipated, with our direct marketing sales, including catalog and Internet, particularly strong during the month, increasing in the high teens. In addition, both our Talbots Kids and Talbots Woman large size concept continued to gain momentum, both posting very healthy mid-teen comps in the period.”
     “As previously announced, we expected January’s comparable store sales to be flat to slightly positive due to our lean levels of markdown merchandise to support our semi-annual clearance event. Given our on-plan performance, our outlook for fourth quarter earnings per share continues to be in the range of $0.35 — $0.37, which would reflect at least a 25% increase over last year’s $0.28.”
     “In terms of our overall financial plan for fiscal 2006, we will be providing our expectation for sales and earnings per share when we report our 2005 fourth quarter and fiscal year-end results on March 2nd.”
     “In closing, while it is still early, we feel very positive about our new spring merchandise, and are looking forward to its full presentation in late February,” concluded Mr. Zetcher.
     Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company currently operates 1,083 stores — 535 Talbots Misses stores, including 20 Talbots Misses stores in Canada and three Talbots Misses stores in the United Kingdom; 290 Talbots Petites stores, including four Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 69 Talbots Kids stores; 112 Talbots Woman stores, including three Talbots Woman stores in Canada; 12 Talbots Mens stores; two Talbots Collection stores; and 23 Talbots Outlet stores. Its direct marketing operation circulated approximately 48 million catalogs worldwide in fiscal 2005. Talbots on-line shopping site is located at www.talbots.com.
     For more detailed information, please visit our website at www.talbots.com, or call (703) 736-7208 to listen to The Talbots, Inc. monthly sales recording.
(continued)
***************************************************************************

     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concept, effectiveness of its Internet site, acceptance of Talbots fashions including its 2005 winter and 2006 spring fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, retail economic conditions including consumer spending, consumer confidence, impact on discretionary consumer spending of significantly higher gasoline and energy costs and higher interest rates, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
****************************************************************************
###

3